SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) January 29, 2002

                        RIDGEWOOD ELECTRIC POWER TRUST II
               (Exact name of registrant as specified in charter)

Delaware                      0-21304                   22-3206429
(State or other            (Commission                  (IRS Employer
jurisdiction of             File Number)               Identification
organization)                                                  No.)

947 Linwood Avenue, Ridgewood, New Jersey 07450-2939
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (201) 447-9000


Item 5. Other Events

As previously reported in the Form 10k for year ended December 31, 2000 by Ridgewood Electric Power Trust II (the Trust"), on April 1, 1999, Pacific Gas and Electric Company ("PG&E") sued the Trust's subsidiary that owns the Monterey Power Project in the Superior Court of California for the City and County of San Francisco. PG&E alleged that the Project did not meet federal and state efficiency requirements and that accordingly the Project was not entitled to the benefit of discounted natural gas fuel rates allowable to qualifying cogeneration facilities. The lawsuit claimed an unspecified amount of damages. The State lawsuit was dismissed without prejudice and by agreement of the parties and the matter was brought by PG&E to the Federal Energy Regulatory Commission ("FERC") by petition for a determination.

PG&E filed with FERC a petition seeking a revocation of the Monterey Project's Qualifying Facility status and a refund of certain overpayments PG&E claims it made to the Project, which were not justified due to the Project's failure to maintain Qualifying Facility status. The FERC proceeding generally involves a determination of the proper location for metering and computing efficiency standards. The Trust believed that its location of the meter was correct for determining such standards and that it would succeed at FERC and retain its Qualifying Facility status and that no refunds would be required.

On December 19, 2001, FERC rendered its decision completely in favor of the Monterey Power Project. The time period within which PG&E was legally obligated to seek a re-hearing of the order from FERC has expired with no such rehearing being filed. Therefore, the FERC order in favor of the Monterey Power Project is now final and cannot be appealed by PG&E.